EXHIBIT 99.1

FOR IMMEDIATE RELEASE



                  COCA-COLA AND PROCTER & GAMBLE ANNOUNCE NEW
             COMPANY TO SERVE GROWING GLOBAL DEMAND FOR INNOVATIVE
                   JUICES, "BETTER FOR YOU" BEVERAGES AND SNACKS


     ATLANTA and CINCINNATI,  February 21, 2001 -- The Coca-Cola  Company (NYSE:
KO) and The Procter & Gamble Company (NYSE: PG) today announced a stand-alone enterprise focused on developing and marketing innovative juices, juice-based beverages and snacks on a global basis.

     The new company combines best-in-class capabilities -- Coca-Cola's worldwide distribution, merchandising and customer marketing prowess and P&G's renowned research and development capabilities and a range of great brands, including Minute Maid{R}, Sunny Delight{R} and Pringles{R}.

     The Coca-Cola Company and P&G will each own 50 percent of the new company, which will be named later. From the start, the new company will have annual sales of more than $4 billion. Don Short, a 24-year Coca-Cola veteran, has been named CEO of the new company. A management team will be named soon.

     The combination is expected to be non-dilutive to both companies in the first year of operation and accretive in the second year and beyond. Additional sales revenue and cost synergies are expected to offset transition costs.

     In a joint statement, Doug Daft, chairman and CEO of The Coca-Cola Company, and A.G. Lafley, president and chief executive of P&G, said: "This new company will focus all of its resources on becoming the global leader in innovative snacks and nutritional beverages. It multiplies our respective strengths, creating something better than either of our companies could do alone -- its the perfect combination."



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ABOUT THIS NEW COMPANY

     The new business unit will be a limited liability company (LLC). It will have its own board of directors, composed of two executives from The Coca-Cola Company and two from P&G.

     The new company will have its own focused management and resources, a premier research and development capability in juice and wellness beverages, unmatched global consumer knowledge, and routes to market through the world's finest distribution system.

     The Coca-Cola Company brings the following brands into this new enterprise:
Minute Maid, Hi-C{R}, Five-Alive{R}, Fruitopia{R}, Cappy{R}, Kapo{R}, Sonfil{R} and Qoo{R}. P&G brings Pringles, Sunny Delight}R} and Punica{R} beverages.

     The new company will have 15 manufacturing facilities and about 6,000 employees. It will manufacture, distribute and market brands in the $50 billion global snacks category and the $34 billion global juice and juice-drinks category.

     The LLC has been approved by the boards of directors of both companies and is expected to begin operations following regulatory approvals. Until then, the two companies will continue to operate independently.


KEY SYNERGIES

     The companies expect sales of the LLC to grow from just over $4 billion to $5 billion within two years.

     The new company is expected to generate synergies both revenue enhancements and cost savings that will grow to about $200 million pre-tax earnings annually by 2005. These include:

        - Pringles revenue growth, which is expected to double through expanded distribution ($120 million).

        - Revenue synergies on the combined juice and juice beverage businesses primarily through improved distribution and merchandising on Sunny Delight ($30 million).

        - Cost synergies through reduced manufacturing, distribution and administrative expenses and combined purchasing operations ($50 million).


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     In total,  these  synergies  are  expected  to  create  $1.5-2  billion  in increased value for P&G and The Coca-Cola Company shareholders.

     Following the formation of the LLC, the results of the companies' former operations will no longer be consolidated in their financial statements. The income from the LLC will be reflected in both companies' earnings, using the equity method.


EXECUTIVE COMMENTS

     Mr. Doug Daft: "The Minute Maid Company has been a significant contributor to The Coca-Cola Company's total non-alcoholic beverage product offerings. Our investment with P&G will enable this company to focus its energies on creating even more health and wellness product offerings faster and more efficiently than either company could do on its own. At the same time, we will benefit from the combined scale of this new company."

     Mr. A.G. Lafley: "This focused, stand-alone company is the best way to unlock the growth potential of our global snacks and juice brands. The starting point is dramatically increased distribution. Coca-Cola has access to 16 million outlets globally. In the U.S. alone, that represents a 10-fold increase for Pringles from 150,000 points of distribution to 1.5 million. In addition, the stand-alone company will now have the opportunity to commercialize our beverage and snacks innovations faster and more fully across a broader range of brands and markets. This will be a tax-effective deal, which will enable P&G to benefit from the long-term growth of the new enterprise.

     "This independent venture is an excellent example of the strategic choices we're making at P&G to maximize the shareholder value of our brands. Exploring strategic options for P&G's businesses is an ongoing process."

     Mr. Don Short: "This is an innovative beverage and snacks enterprise. We will combine global brands, tremendous talent from both companies, a dynamic mindset that will infuse our products, an entrepreneurial corporate culture, and best-in-class innovation, marketing and distribution capabilities to meet consumer needs. The new company enables us to achieve focus, match resources to opportunity and achieve instant scale with a unique ability to commercialize and deliver products."


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ON THE COCA-COLA COMPANY AND P&G

     The Coca-Cola Company is the owner of Coca-Cola, the world's best-known brand, and the Company markets more than 230 other products in 200 countries. Through the world's largest distribution system, consumers worldwide enjoy more than one billion servings of the Company's products each day.

     P&G sells 300 brands to nearly five billion consumers in 140 countries. The Company holds more patents on food and beverage technology than the three largest U.S. food companies combined. In addition to Pringles and Sunny Delight, P&G's food and beverage brands include Folgers{R}, Millstone{R}, Crisco{R} and Jif{R}.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include the finalization of definitive agreements, the outcome of regulatory reviews, the successful transition of the businesses to the new entity, entering into arrangements with independent bottlers to expand the distribution of the products, achieving volume and growth projections despite the competitive environment, implementing cost improvement plans in manufacturing and overhead areas, meeting commodity and currency forecasts as well as factors listed in The Coca-Cola Company's and The Procter & Gamble Company's most recently filed Forms 10-K and 8-Ks.

                                     # # #

MEDIA CONTACTS:
P&G:    Shanae Gibbs  513-945-6005 and 800-242-3408

The Coca-Cola Company:  Ben Deutsch  404-676-5096